Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 15, 2012	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS DELIVERS RECORD FULL YEAR 2012 FINANCIAL RESULTS AND
STRONG FOURTH QUARTER

➢	Company generates record full fiscal-year performance including orders, backlog, revenue and income from operations
➢	Achieves fiscal 2012 results within forecasted outlook range
➢	Test business drives fourth-quarter growth in orders, revenue and operating income
➢	Record high backlog of $299 million provides momentum for fiscal 2013
➢	Company announces $1 billion revenue goal for fiscal 2018 and expects fiscal 2013 revenue and EPS growth rates in the 5 to 10 percent range

Eden Prairie, Minn., November 15, 2012 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of test systems and industrial position sensors, today reported fiscal 2012 fourth quarter and fiscal year financial results.

“MTS’ full fiscal year results illustrate the overall strength of our operating model in terms of geographies and technology applications. Despite negative currency impacts, the Company set records in several key measures such as orders, backlog, revenue and income from operations. Additionally, we are pleased to have delivered on our revenue and EPS guidance projections for the year,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS. “Much of the market dynamic we experienced earlier in fiscal 2012 continued in the fourth quarter, with the Test segment benefiting from strength in the structures and ground vehicles markets. Although our Sensors segment faced continued economic headwinds, overall we carry a record backlog into fiscal 2013, continue to make growth investments toward new revenue streams and are cautiously optimistic for a strong year ahead.”

Fourth Quarter Results

Orders totaled $146.9 million, an 11 percent increase, net of 3 percent negative currency translation compared to fiscal 2011 fourth quarter. There was one large $20 million Test structures order in the quarter compared to no large orders (>$5 million) in last year’s fourth quarter. Test orders improved 15 percent on strong growth in Asia. Sensors orders declined 8 percent compared to the prior year. Approximately two-thirds of the Sensors decline was due to currency. Backlog of $299 million is a record high, increasing 4 percent versus the prior year.

Revenue was $137.8 million, up 5 percent compared to the prior year, including 8 percent growth in Test, fueled by a higher volume of standard short-cycle products, partially offset by a 10 percent decrease in Sensors. The gross margin rate was 41.7 percent, down 1.3 percentage points, primarily from lower Sensors volume.

Income from operations totaled $21.6 million, relatively flat compared to the prior year. Operating expenses as a percentage of revenue declined 1 percent from a year ago as reduced legal costs were partially offset by planned research and development projects and continued investment in productivity and growth initiatives. Earnings per share were $0.94, flat compared to the prior year.

MTS News Release

Uses of Cash and Other Matters

Cash and cash equivalents at the end of the fourth quarter totaled $79.9 million, down sequentially compared to $145.5 million at the end of the third quarter. During the fourth quarter, operating activities generated cash of $12.8 million, driven by earnings and reduced working capital requirements, partially offset by the previously disclosed $7.8 million payment to settle the U.S. Government matters.

Additionally, the Company repaid $40.0 million of debt and used $35.0 million to purchase shares in connection with the previously announced accelerated share purchase agreement. In addition, $4.0 million of cash was used for capital expenditures and $3.9 million in dividends were paid to shareholders. In the fourth quarter, the Board of Directors announced a 20 percent increase in the quarterly dividend to $0.30 per share.

Fourth Quarter Segment Results

Test Segment:

Dr. Graves said, “The performance of our Test segment in the fourth quarter was the result of our pursuit of applications with significant ongoing growth potential, such as seismic, automotive and materials testing. We finished fiscal 2012 with a very strong backlog that will help create momentum throughout fiscal 2013.”

Orders were $123.8 million, up 15 percent compared to the prior year. Geographically, orders were driven by 58 percent growth in Asia from the previously mentioned $20 million key seismic test system win in the structures market, and increased demand in both the ground vehicles and materials markets. These gains were partially offset by a 22 percent decline in the Americas due to general softness across all markets. Currency translation had a 2 percent negative impact. Backlog of $285 million was up $14 million compared to the fiscal 2011 fourth quarter.

Revenue grew 8 percent to $114.1 million, the result of higher standard short-cycle product volume. Currency translation had a 3 percent negative impact.

Gross profit was $44.6 million, an increase of $3.2 million, or 8 percent, and the gross margin rate was 39.1 percent, a decrease of 0.3 percentage points, largely due to a lower-margin product mix, partially offset by leveraging of fixed costs on higher volume.

Income from operations totaled $16.2 million, up $1.5 million compared to the prior year, due to higher revenue. Operating expenses rose by $1.7 million, primarily from the investments in productivity and growth initiatives to capitalize on global marketplace opportunities.

Sensors Segment:

Dr. Graves continued, “Sensors faced continued challenges in the fourth quarter related to lower demand for industrial machinery. However, we continue to invest in R&D and other initiatives that will allow MTS to better exploit future opportunities among industrial equipment makers, especially in China where manufacturers are putting a priority on technological differentiation.”

Orders were $23.1 million, down 8 percent compared to the prior year, of which 5 percentage points was from an unfavorable impact of currency translation. Sensors experienced weaker demand in the Americas and Europe in the industrial markets, which was partially offset by an 11 percent increase in the mobile hydraulics market. Backlog of $14 million was down $3 million compared to the prior year.

Revenue declined 10 percent to $23.7 million, driven by a 6 percent unfavorable impact of currency translation and lower order volume in the Americas and Europe.

Gross profit was $12.8 million, down $2.3 million or 16 percent, and the gross margin rate was 54.0 percent, a decrease of 3.5 percentage points on lower volume. Income from operations was $5.4 million, down 18 percent, resulting chiefly from lower gross profit. This was partially offset by reduced operating expenses due principally both to a favorable impact of currency translation and lower variable compensation.

MTS News Release

Full Year Results

“With revenue up 16 percent and EPS gaining 14 percent excluding the government settlement, 2012 was a very strong year for MTS,” said Dr. Graves.

Total company orders for fiscal 2012 reached a record high of $565.3 million, an increase of 5 percent. Excluding currency, orders growth was 7 percent. This reflects strong base-order expansion in the Test segment across all markets, which rose 13 percent year-over-year. Sensor orders were $97.3 million, down 6 percent compared to the prior year driven by weak demand in the industrial markets. Backlog rose 4 percent in the fiscal year to a record high $299 million.

Revenue climbed 16 percent to $542.3 million – also a record - including 21 percent growth in Test. This resulted from higher beginning backlog and strength in standard short-cycle orders, partially offset by a 3 percent decline in Sensors. The gross margin rate rose to 43.6 percent, up 0.4 percentage points compared to the prior year, reflecting leverage from higher volume and productivity improvements in Test.

Income from operations reached a record high of $80.5 million, an increase of $7.3 million or approximately 10 percent compared to the prior fiscal year, reflecting the higher revenue and gross profit rate. On a Non-GAAP basis, income from operations was $88.3 million, an increase of 21 percent. See “Non-GAAP Financial Measures” below. Operating expenses of $155.7 million rose $26.9 million in the fiscal year, including the U.S. Government settlement, as well as planned investment in growth and productivity initiatives, and research and development projects.

Earnings per share for the year were $3.21, compared to $3.24 in the prior year. This decrease was primarily from the $0.48 per share negative impact of the U.S. Government settlement, partially offset by higher income from operations. Excluding the settlement cost, earnings per share increased 14 percent to a record $3.69. See “Non-GAAP Financial Measures” below.

The tax rate rose to 35.4 percent from 30.5 percent mainly due to the impact of the settlement costs and the prior-year benefit of the R&D tax legislation. The settlement costs are not deductible for income tax purposes and resulted in an increase in the tax rate of 3.6 percentage points. Additionally, more shares outstanding negatively impacted earnings per share by $0.07.

For fiscal 2012, MTS generated a strong return on invested capital (ROIC) of 25 percent, excluding the costs associated with the settlement of the U.S. Government matters. See “Non-GAAP Financial Measures” below for further information.

Long Term Growth Goal and Outlook for Fiscal 2013

Dr. Graves continued, “Driven by our leadership position in the research and development, product development and industrial equipment global end markets, and the investments we continue to make in both businesses, the stage is set for a very promising future for MTS. Over the last six months, we have assessed the growth potential of our core end-markets and determined how to capitalize on the exciting opportunities. We are well positioned in both Sensors and Test to deliver significant revenue growth in the years ahead and have set a goal of $1 billion in revenue in fiscal 2018.

Our three priorities to achieve this goal are:

- accelerating innovation

- capturing the opportunities in the rapidly changing emerging markets

- realizing the potential of the Test service business

MTS News Release

The key market drivers of this growth include the need for more productive industrial machinery and mobile equipment and energy efficient ground and air vehicles,” continued Dr. Graves. “Also important is the rapid introduction of new materials to support advanced system designs and the opportunity we have to provide more customer value to our estimated $3.5 billion installed base. While these market factors alone are significant, there are also rapidly changing demographics in Asia and other emerging markets that are leading to significant increased demand for new product development by our customers. These converging market dynamics give us confidence in setting this goal. Our business model supports achieving this milestone largely through organic growth, assuming we move aggressively to build our infrastructure, expand our offerings and execute on our opportunities with our key customers around the world. Importantly, we have a healthy balance sheet and annual operating cash flow capability to make the required investments to deliver this growth. However, we recognize that the global economic environment is uncertain so we will be closely monitoring it for changes which may affect our outlook.”

Dr. Graves concluded, “In order to accelerate our top line growth to over 10 percent per year over the next few years, investment is essential in infrastructure, sales support and field service capacity and capability. We began investing in earnest in fiscal 2012 and will continue in fiscal 2013. Based on our market opportunities and our strong backlog, we expect fiscal 2013 revenue and EPS growth rates in the 5 to 10 percent range. We also anticipate revenue and EPS performance to be more back-half loaded than in recent years because of the nature of the Test backlog and the timing of planned investments. More specifically, for the first quarter, we expect a modest 1 to 3 percent revenue increase and EPS of $0.72 to $0.82.”

“Strong investments will continue through the remainder of the year but we anticipate an increasing benefit of order growth and backlog conversion in revenue and earnings in the second half of the year. While the investments are significant, given our market potential and strong organic growth opportunities, we believe they will yield meaningful shareholder value in the years ahead. We are excited about the future for MTS.”

Non-GAAP Financial Measures

We believe that disclosing the income from operations and the earnings per share excluding the impact of the cost related to the settlement of the U.S. Government’s investigation of the Company is useful to investors as a measure of operating performance. We use these measures to monitor and evaluate the Company’s operating performance. Income from operations and earnings per share excluding this cost are financial measures that do not reflect GAAP. We calculate revised income from operations by adding back the cost of the settlement to the reported income from operations. We calculate revised earnings per share by adding back the after-tax effect of the cost to net income and dividing the result by the weighted average shares outstanding. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of these measures to the most directly comparable GAAP financial measures is included in Exhibit C to this release.

We believe that return on invested capital (“ROIC”) is useful to investors as a measure of operating performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate operating performance. ROIC is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate ROIC by dividing net income, excluding after-tax interest expense, by average invested capital. Average invested capital is defined as the aggregate of average interest bearing debt and average shareholder’s investment and is calculated as the sum of current and prior year ending amounts divided by two. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of ROIC to the most directly comparable GAAP financial measures is included in Exhibit D to this release.

Fiscal Year 2012 Conference Call

A conference call will be held on November 16, 2012, at 10 a.m. EST (9 a.m. CST). Call +1-719-325-4769 (Toll Free: +1-877-857-6173); and reference the conference passcode “1040191”. Telephone re-play will be available until 12 p.m. CST, November 25, 2011. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference passcode “1040191”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on November 21, 2012.

MTS News Release

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,147 employees and revenue of $542 million for the fiscal year ended September 29, 2012. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” including financial projections made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; and the Company may be required to recognize impairment charges for long-lived assets. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Revenue	$137,843	$131,599	$542,256	$467,368
Cost of sales	80,422	75,018	306,064	265,378
Gross profit	57,421	56,581	236,192	201,990
Gross margin	41.7%	43.0%	43.6%	43.2%

Operating expenses:
Selling, general and administrative	30,071	31,107	133,788	114,011
Research and development	5,769	4,247	21,893	14,785
Total operating expenses	35,840	35,354	155,681	128,796

Income from operations	21,581	21,227	80,511	73,194
Operating margin	15.7%	16.1%	14.8%	15.7%

Interest expense, net	(151)	(91)	(305)	(915)
Other (expense) income, net	(85)	53	(426)	1,026

Income before income taxes	21,345	21,189	79,780	73,305
Provision for income taxes	6,094	6,297	28,224	22,363
Net income	$15,251	$14,892	$51,556	$50,942

Earnings per share:
Basic-
Earnings per share	$0.95	$0.95	$3.24	$3.29
Weighted average number of common shares outstanding - basic	16,018	15,643	15,913	15,487

Diluted-
Earnings per share	$0.94	$0.94	$3.21	$3.24
Weighted average number of common shares outstanding - diluted	16,175	15,802	16,077	15,739

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	September 29,	October 1,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$79,852	$104,095
Accounts receivable, net	84,119	82,510
Unbilled accounts receivable	51,306	54,554
Inventories	67,979	65,987
Other current assets	17,647	16,910
Total current assets	300,903	324,056

Property and equipment, net	61,653	56,252

Goodwill	16,239	16,027
Intangibles, net	23,077	25,843
Other assets	7,566	5,681
Total Assets	$409,438	$427,859

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$230	$40,285
Accounts payable	33,744	27,794
Advance payments from customers	65,833	63,307
Other accrued liabilities	60,425	64,228
Total current liabilities	160,232	195,614

Other long-term liabilities	22,487	21,397
Total Liabilities	182,719	217,011

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized: 15,640 and 15,632 shares issued and outstanding as of September 29, 2012 and October 1, 2011, respectively	3,910	3,908
Additional paid-in capital	652	5,319
Retained earnings	211,256	185,332
Accumulated other comprehensive income	10,901	16,289
Total shareholders’ investment	226,719	210,848
Total Liabilities and Shareholders’ Investment	$409,438	$427,859

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Months Ended
	September 29, 2012	October 1, 2011
Test Segment			% Variance

Orders	$123,825	$107,522	15%

Revenue	$114,133	$105,269	8%
Cost of Sales	69,506	63,829	9%
Gross profit	44,627	41,440	8%
Gross margin	39.1%	39.4%

Operating expenses	28,424	26,765	6%

Income from operations	$16,203	$14,675	10%

Sensors Segment

Orders	$23,071	$24,983	-8%

Revenue	$23,710	$26,330	-10%
Cost of Sales	10,916	11,189	-2%
Gross profit	12,794	15,141	-16%
Gross margin	54.0%	57.5%

Operating expenses	7,416	8,589	-14%

Income from operations	$5,378	$6,552	-18%

Total Company

Orders	$146,896	$132,505	11%

Revenue	$137,843	$131,599	5%
Cost of Sales	80,422	75,018	7%
Gross profit	57,421	56,581	1%
Gross margin	41.7%	43.0%

Operating expenses	35,840	35,354	1%

Income from operations	$21,581	$21,227	2%

MTS News Release

Exhibit B

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Year Ended
Test Segment	September 29, 2012	October 1, 2011	% Variance

Orders	$467,992	$436,661	7%

Revenue	$442,012	$363,918	21%
Cost of Sales	262,131	221,322	18%
Gross profit	179,881	142,596	26%
Gross margin	40.7%	39.2%

Operating expenses	121,537	96,385	26%

Income from operations	$58,344	$46,211	26%

Sensors Segment

Orders	$97,335	$103,362	-6%

Revenue	$100,244	$103,450	-3%
Cost of Sales	43,933	44,056	0%
Gross profit	56,311	59,394	-5%
Gross margin	56.2%	57.4%

Operating expenses	34,144	32,411	5%

Income from operations	$22,167	$26,983	-18%

Total Company

Orders	$565,327	$540,023	5%

Revenue	$542,256	$467,368	16%
Cost of Sales	306,064	265,378	15%
Gross profit	236,192	201,990	17%
Gross margin	43.6%	43.2%

Operating expenses	155,681	128,796	21%

Income from operations	$80,511	$73,194	10%

MTS News Release

Exhibit C

MTS SYSTEMS CORPORATION

Reconciliation of Income from Operations and

Earnings Per Share Excluding Settlement Cost to GAAP Measure

For the Year Ended September 29, 2012

(unaudited - in thousands)

Income from operations	$80,511
Expense to settle U.S. Government investigation	7,750
Income from operations excluding settlement *	$88,261

Net income	$51,556
Expense to settle U.S. Government investigation	7,750
Net income excluding settlement *	$59,306

Earnings Per Share	$3.21
Earnings Per Share - Impact of settlement	0.48
Earnings per share excluding settlement *	$3.69

* Denotes Non-GAAP financial measure

MTS News Release

Exhibit D

MTS SYSTEMS CORPORATION

Reconciliation of Return on Invested Capital to GAAP Measures

For the Year Ended September 29, 2012

(unaudited - in thousands)

Net income	$51,556
Expense to settle U.S. Government investigation	7,750
After-tax interest expense	535
Net income excluding after-tax interest expense and expense to settle U.S. Government investigation *	$59,841

Total shareholders’ investment as of October 1, 2011	210,848
Total shareholders’ investment as of September 29, 2012	226,719
Interest bearing debt as of October 1, 2011	40,000
Interest bearing debt as of September 29, 2012	—
Sum of invested capital	$477,567

Average invested capital *	$238,784

Return on invested capital *	25.1%

* Denotes Non-GAAP financial measure